UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HORTONWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hortonworks, Inc.

5470 Great America Parkway

Santa Clara, CA 95054

April 22, 2015

Dear Hortonworks Stockholder:

I am pleased to invite you to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Hortonworks, Inc. (“Hortonworks”) to be held on Wednesday, May 13, 2015 at 1:00 p.m. Pacific Time at Hortonworks’ offices at 5470 Great America Parkway, Santa Clara, CA 95054.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2015 Annual Meeting of Stockholders and Proxy Statement.

Thank you for your ongoing support of and continued interest in Hortonworks. We look forward to seeing you at our Annual Meeting.

Sincerely,

Robert Bearden

Chairman of the Board of Directors and Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible. Your participation will help to ensure the presence of a quorum at the meeting and save Hortonworks the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your stock in person.

Hortonworks, Inc.

5470 Great America Parkway

Santa Clara, CA 95054

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that Hortonworks, Inc. will hold its 2015 Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, May 13, 2015 at 1:00 p.m. Pacific Time at Hortonworks’ offices at 5470 Great America Parkway, Santa Clara, CA 95054 for the following purposes:

•	To elect two Class I directors, Messrs. Robert Bearden and Kevin Klausmeyer to hold office until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments, continuations and postponements thereof).

On or about April 22, 2015, we mailed to our stockholders our proxy statement for our 2015 Annual Meeting of Stockholders (the “Proxy Statement”) and our 2014 Annual Report on Form 10-K (“2014 Annual Report”). This Proxy Statement and our 2014 Annual Report can be accessed directly at the Internet address www.proxyvote.com using the control number located on your proxy card.

Only stockholders of record at the close of business on April 3, 2015 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on April 3, 2015 or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the Record Date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership as of the Record Date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process.

If you have any questions regarding this information or the proxy materials, please contact our investor relations department at http://investors.hortonworks.com.

By Order of the Board of Directors,

Robert Bearden

Chairman of Board of Directors and Chief Executive Officer

Santa Clara, California

April 22, 2015

HORTONWORKS, INC.

2015 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

Hortonworks, Inc.

5470 Great America Parkway

Santa Clara, CA 95054

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, MAY 13, 2015

GENERAL INFORMATION

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this proxy statement for our 2015 Annual Meeting of Stockholders (the “Proxy Statement”) and the accompanying Notice of 2015 Annual Meeting of Stockholders. The Annual Meeting will be held at 1:00 p.m. Pacific Time on Wednesday, May 13, 2015 at Hortonworks’ offices at 5470 Great America Parkway, Santa Clara, CA 95054. On or about April 22, 2015, we mailed our stockholders the Proxy Statement and our 2014 Annual Report on Form 10-K (“2014 Annual Report”).

In this Proxy Statement the terms “Hortonworks,” “the company,” “we,” “us,” and “our” refer to Hortonworks, Inc. and its subsidiaries. The mailing address of our principal executive offices is Hortonworks, Inc., 5470 Great America Parkway, Santa Clara, CA 95054.

Record Date	April 3, 2015.

Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding	43,118,928 shares of common stock outstanding as of April 3, 2015.

Voting	There are four ways a stockholder of record can vote:

(1) by Internet at www.proxyvote.com 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 12, 2015 (have your proxy card in hand when you visit the website);

We encourage you to vote this way as it is the most cost-effective method;

(2) by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on May 12, 2015 (have your proxy card in hand when you call);

(3) by completing and mailing your proxy card; or

(4) by written ballot at the Annual Meeting.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on May 12, 2015. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy	Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the Record Date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the two nominees receiving the greatest number of votes will be elected as directors.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Effect of Abstentions and Broker Non-Votes	Votes withheld from any nominee, abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of Deloitte & Touche LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide the broker instructions on how to vote.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote “FOR” the election of the nominees for director and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Emerging Growth Company	As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These provisions include: (i) an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting; (ii) an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; (iii) reduced disclosure about our executive compensation arrangements; and (iv) exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements. We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.0 billion in annual revenue; the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering, (“IPO”). We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. We have chosen to irrevocably “opt out” of the extended transition periods available under the JOBS Act for complying with new or revised accounting standards, but we intend to take advantage of certain of the other exemptions discussed above. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

Householding	If you are a beneficial owner of our common stock and you receive your proxy materials through Broadridge Financial Solutions, Inc. (“Broadridge”) or another intermediary (e.g. your bank or broker), and there are multiple beneficial owners at the same address, you may receive fewer Notices or fewer paper copies of the Proxy Statement and the 2014 Annual Report than the number of beneficial owners at that address. Under a procedure called “householding,” the rules of the SEC permit Broadridge and other intermediaries to deliver only one Notice, Proxy Statement and 2014 Annual Report to multiple beneficial owners sharing an address, unless we receive contrary instructions from any beneficial owner at the same address.

If you receive your proxy materials through Broadridge or another intermediary and (1) you currently receive only one copy of the proxy materials at a shared address but you wish to receive an additional copy of this Proxy Statement and the 2014 Annual Report, or any future proxy statement or annual report or (2) you share an address with other beneficial owners who also receive their separate proxy materials through Broadridge or another intermediary and you wish to request delivery of a single copy of any future proxy statement or annual report to the shared address in the future, please either notify your bank or broker, or contact Broadridge, either by calling toll-free at 1-866-540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Individuals who request removal from the householding program will be removed within 30 days of their response, following which they will receive an individual copy of our disclosure documents, if a hard copy of such disclosure documents is requested.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Board is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the Annual Meeting. The term of the Class II directors expires at the 2016 annual meeting and the term of the Class III directors expires at the 2017 annual meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.

Nominees

Our Board has nominated Messrs. Robert Bearden and Kevin Klausmeyer for election as Class I directors to hold office until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal. Each of the nominees is a current member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

The biographies of each of the nominees, continuing directors and executive officers below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our Board to determine that the person should serve as a director of the company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with the company and who are otherwise “independent” directors under the published listing requirements of the NASDAQ Stock Market (“NASDAQ”).

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors, including their ages, as of March 31, 2015:

Name	Age	Positions and Offices Held with the Company
Executive Officers:
Robert Bearden	48	Chief Executive Officer and Chairman of the Board of Directors
Scott Davidson	49	Chief Financial Officer
Herbert Cunitz	52	President
Shaun Connolly	51	Vice President, Corporate Strategy
Greg Pavlik	43	Vice President, Engineering
Scott Reasoner	42	Vice President, Controller

Non-Employee Directors:
Paul Cormier (1)	57	Director
Peter Fenton (1)(3)	42	Director
Martin Fink (2)	50	Director
Kevin Klausmeyer (1)(3)	56	Director
Jay Rossiter (2)	57	Director
Michelangelo Volpi (2)(3)	48	Director

(1)	Member of our compensation committee.
(2)	Member of our nominating and corporate governance committee.
(3)	Member of our audit committee.

Information Concerning Nominees for Election for a Three-Year Term Ending at the 2018 Annual Meeting

Robert Bearden. Mr. Bearden co-founded Hortonworks and has served as our Chief Executive Officer from April 2011 to June 2011 and since February 2012 and as a member of our Board since April 2011. From August 2009 to April 2011, Mr. Bearden served as an Entrepreneur in Residence at Benchmark, a venture capital firm. From March 2008 to August 2009, Mr. Bearden served as President and Chief Operating Officer of SpringSource, a provider of open source software solutions (acquired by VMware). Mr. Bearden holds a B.S. in marketing from Jacksonville State University.

We believe that Mr. Bearden is qualified to serve as a member of our Board because of his operational and historical expertise gained from serving as our Chief Executive Officer and as a senior executive at other technology companies as well as his knowledge of the technology industry.

Kevin Klausmeyer. Mr. Klausmeyer has served on our Board since August 2014. From April 2013 to October 2013, Mr. Klausmeyer served on the board of directors of Sourcefire, Inc., a provider of network security solutions (acquired by Cisco Systems). From July 2003 to September 2012, Mr. Klausmeyer served on the board of directors of Quest Software, Inc., a software company (acquired by Dell, Inc.). From July 2006 to February 2011, Mr. Klausmeyer served as the Chief Financial Officer of The Planet, Inc., a hosting and cloud-based solutions company (acquired by SoftLayer Technologies, Inc. which was acquired by IBM). Mr. Klausmeyer currently serves on the boards of directors of Callidus Software Inc., a provider of software-as-a-service sales and marketing automation solutions, and other privately-held companies. Mr. Klausmeyer holds a B.B.A. in accounting from the University of Texas.

We believe Mr. Klausmeyer is qualified to serve as a member of our Board because of his financial, accounting, and operational expertise from his prior experience as an executive and director for public and private technology companies.

Information Concerning Directors Continuing in Office Until the 2016 Annual Meeting

Martin Fink. Mr. Fink has served on our Board since July 2014. Since November 2012, Mr. Fink has served as the Chief Technology Officer and Director, HP Labs, of Hewlett-Packard Company, an information technology company. Since November 2013, Mr. Fink has served as General Manager, HP Cloud, of Hewlett-Packard Company. From 1985 to November 2012, Mr. Fink served in various roles at Hewlett-Packard Company, most recently as Senior Vice President and General Manager, Business Critical Systems and Converged Application Systems. Mr. Fink holds an associate’s degree in electrical and electronics engineering from Loyalist College and an M.B.A. from Colorado State University.

We believe that Mr. Fink is qualified to serve as a member of our Board because of his operational expertise gained as an executive at leading technology companies and his knowledge of the technology industry.

Jay Rossiter. Mr. Rossiter has served on our Board since July 2011. Mr. Rossiter has been the Senior Vice President of Platforms of Yahoo!, an Internet company, since January 2008. Mr. Rossiter holds a bachelor’s degree in mathematics from SUNY Binghamton and a master’s degree in Computer, Information and Control Engineering from the University of Michigan.

We believe that Mr. Rossiter is qualified to serve as a member of our Board because of his operational expertise gained as an executive at leading technology companies and his knowledge of the technology industry.

Michelangelo Volpi. Mr. Volpi has served on our Board since October 2011. Since July 2009, Mr. Volpi has served as a General Partner of Index Ventures, a venture capital firm. From June 2007 to July 2009, Mr. Volpi served as Chief Executive Officer for Joost, an Internet premium video services company. From 1994 to June 2007, Mr. Volpi served in various executive roles at Cisco Systems, Inc., a networking and telecommunications company. Mr. Volpi currently serves on the board of Exor S.p.A., an investment company. From April 2010 to April 2013, Mr. Volpi served on the board of directors of Telefonaktiebolaget L. M. Ericsson, a communications technology company, and has served on the board of directors of a number of other privately-held companies. Mr. Volpi holds a B.S. in mechanical engineering, an M.S. in manufacturing systems engineering and an M.B.A. from Stanford University.

We believe that Mr. Volpi is qualified to serve as a member of our Board because of his extensive experience in the venture capital industry and his knowledge of technology companies.

Information Concerning Directors Continuing in Office Until the 2017 Annual Meeting

Paul Cormier. Mr. Cormier has served on our Board since October 2011. Mr. Cormier has served as President, Products and Technologies of Red Hat, Inc., a provider of open source software solutions, since April 2008 and as Executive Vice President since May 2001. From March 1999 to May 2001, Mr. Cormier served as Senior Vice President, Research and Development at BindView Development Corporation, a network management software company. From June 1998 to March 1999, Mr. Cormier served as Chief Technology Officer for Netect Internet Software Company, a network security vendor. From January 1996 to June 1998, Mr. Cormier first served as Director of Engineering, Internet Security and Collaboration Products and then as Senior Director of Software Product Development, Internet Security Products, for AltaVista Internet Software, a web portal and Internet services company. Mr. Cormier holds a B.S. in Business Administration from Fitchburg State College and an M.S. in Software Development and Management from the Rochester Institute of Technology.

We believe that Mr. Cormier is qualified to serve as a member of our Board because of his operational expertise gained as a senior executive at leading technology companies as well as his knowledge of the technology industry generally, and in particular, open source solutions.

Peter Fenton. Mr. Fenton has served as a member of our Board since July 2011. Since September 2006, Mr. Fenton has served as a General Partner of Benchmark, a venture capital firm. From October 1999 to May 2006, Mr. Fenton served as a Managing Partner at Accel Partners, a venture capital firm. Mr. Fenton currently serves on the boards of directors of Yelp Inc., a local directory and user review service; Twitter, Inc. a social networking service; Zendesk, Inc., a software development company that provides a software-as-a-service customer service platform; New Relic, Inc., a software analytics company; and a number of privately-held companies. Mr. Fenton holds a B.A. in philosophy and an M.B.A. from Stanford University.

We believe that Mr. Fenton is qualified to serve as a member of our Board because of his extensive experience in the venture capital industry and his knowledge of technology companies.

Information Concerning Executive Officers

In addition to Mr. Robert Bearden, our Chief Executive Officer and the Chairman of our Board, our executive officers as of March 31, 2015 consisted of the following:

Scott Davidson. Mr. Davidson has served as our Chief Financial Officer since April 2014. From October 2012 to April 2013, Mr. Davidson served as Vice President, Finance at Dell, Inc., a computer manufacturer and technology company. From October 2007 to September 2012, Mr. Davidson served as Chief Financial Officer of Quest Software, an enterprise software company. Mr. Davidson holds a B.S. in finance from Florida Atlantic University and an M.B.A. from the University of Miami.

Herbert Cunitz. Mr. Cunitz has served as our President since September 2012. From September 2009 to September 2012, Mr. Cunitz served as Vice President, Global Field Operations at VMware, a cloud and virtualization company. From May 2008 to September 2009, Mr. Cunitz served as Vice President, Sales at SpringSource, a provider of open source software solutions (acquired by VMware). Mr. Cunitz holds a B.S. in electrical engineering from Columbia University and an M.B.A. from New York University.

Shaun Connolly. Mr. Connolly has served as our Vice President, Corporate Strategy since December 2011. From October 2011 to December 2011, Mr. Connolly served as an independent consultant to the Company. From September 2009 to September 2011, Mr. Connolly served as Vice President, Product Strategy at VMware, a cloud and virtualization company. From December 2008 to September 2009, Mr. Connolly served as Vice President, Product Management at SpringSource, a provider of open source software solutions (acquired by VMware). Mr. Connolly holds a B.S. in electrical engineering from Drexel University.

Greg Pavlik. Mr. Pavlik has served as our Vice President, Engineering since March 2012. From August 2008 to March 2012, Mr. Pavlik served as Vice President, Product Development at Oracle, an enterprise software company. Mr. Pavlik holds a B.S. in materials science and engineering and an M.B.A. from the University of Pennsylvania.

Scott Reasoner. Mr. Reasoner has served as our Vice President, Controller since June 2014. From October 2007 to September 2012, Mr. Reasoner served as Vice President, Corporate Controller at Quest Software. Commencing in September 2012, upon the acquisition of Quest Software by Dell Inc., Mr. Reasoner served as Executive Director and Controller of the Dell Software Group through December 2013. From January 2014 to June 2014, Mr. Reasoner served as Controller of Twilio Inc., a cloud computing company. Mr. Reasoner holds a B.S. in business from California Polytechnic State University (Cal Poly) and an M.B.A. from the University of California, Irvine.

CORPORATE GOVERNANCE

Our Board, which is elected by our stockholders, is responsible for directing and overseeing our business and affairs. In carrying out its responsibilities, the Board selects and monitors our top management, provides oversight of our financial reporting processes and determines and implements our corporate governance policies. A copy of our corporate governance guidelines can be found on our website at http://investors.hortonworks.com.

Our Board and management are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our management periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), SEC rules and the listing standards of NASDAQ.

Besides verifying the independence of the members of our Board and committees (which is discussed in the section titled “Independence of the Board of Directors” below), at the direction of our Board, we also:

•	Intend to periodically review and make necessary changes to the charters for our audit, compensation and nominating and corporate governance committees;

•	Have established disclosures control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act and the rules and regulations of the SEC;

•	Have a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters in place; and

•	Have a code of business conduct and ethics that applies to our officers, directors and employees.

In addition, we have adopted a set of corporate governance guidelines. The nominating and corporate governance committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Our corporate governance guidelines address such matters as:

•	Director Independence - Independent directors must constitute at least a majority of our Board;

•	Monitoring Board Effectiveness - The Board must conduct an annual self-evaluation of the Board and its committees;

•	Board Access to Independent Advisors - Our Board as a whole, and each of its committees separately, have authority to retain independent experts, advisors or professionals as each deems necessary or appropriate; and

•	Board Committees - All members of the audit, compensation and nominating and corporate governance committees are independent in accordance with applicable NASDAQ criteria.

Meetings of the Board of Directors

Our Board held eight meetings in fiscal year 2014. Each director attended at least 75% of all meetings of the Board and the committees on which they served that were held during fiscal year 2014. Under our corporate governance guidelines, directors are expected to spend the time needed and meet as frequently as our Board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend our annual meeting of stockholders, all meetings of the Board and all meetings of the committees on which they serve.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our code of business conduct and ethics is available on our Internet website at http://investors.hortonworks.com and may also be obtained without charge by contacting our Secretary at Hortonworks, Inc., 5470 Great America Parkway, Santa Clara, CA 95054. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act, as required by the applicable rules and exchange requirements. During fiscal year 2014, no waivers were granted from any provision of the code of business conduct and ethics.

Independence of the Board of Directors

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our Board has determined that Messrs. Cormier, Fenton, Fink, Klausmeyer, Rossiter and Volpi do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC, and the listing standards of NASDAQ. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Party Transactions.”

Board’s Role in Risk Oversight

Our Board’s role in overseeing the management of our risks is conducted primarily through committees of our Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. Our full Board (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on our company, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Risks Related to Compensation Policies and Practices

As part of its oversight function, our Board, and our compensation committee in particular, along with our management team, considers potential risks when reviewing and approving various compensation plans, including executive compensation. Based on this review, our Board has concluded that such compensation plans, including executive compensation, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on us or our operations.

Board Leadership Structure

Robert Bearden, our Chief Executive Officer, serves as Chairman of our Board and presides over meetings of our Board, and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our Board. Our Board believes that the current board leadership structure provides effective independent oversight of management while allowing our Board and management to benefit from Mr. Bearden’s leadership and years of experience as an executive in the software industry. Mr. Bearden is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans. Mr. Bearden possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us. While we do not have a lead independent director, our Board is comprised of a majority of independent directors each of whom bring experience, oversight and expertise from outside of our company, while our Chief Executive Officer brings company-specific experience and expertise. Our Board believes that Mr. Bearden’s combined role enables strong leadership, creates clear accountability, facilitates information flow between management and our Board, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders.

Committees of the Board of Directors

Our Board has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of the audit, compensation, and nominating and corporate governance committees operates pursuant to a separate written charter adopted by our Board that is available to stockholders on our Internet website at http://investors.hortonworks.com.

Audit Committee

Our audit committee consists of Messrs. Fenton, Klausmeyer and Volpi, with Mr. Klausmeyer serving as Chairman. The composition of our audit committee meets the requirements for independence under listing standards of NASDAQ and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of NASDAQ listing standards. Mr. Klausmeyer is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•	discusses the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions; and

•	approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and NASDAQ listing standards. In accordance with and pursuant to Section 10A(i)(3) of the Exchange Act, our Board may delegate to Mr. Klausmeyer the authority to pre-approve any auditing and permissible non-auditing services to be performed by our registered independent public accounting firm, provided that all such decisions to pre-approve an activity are presented to the full audit committee at its first meeting following any such decision.

Compensation Committee

Our compensation committee consists of Messrs. Cormier, Fenton and Klausmeyer, with Mr. Fenton serving as Chairman. The composition of our compensation committee meets the requirements for independence under NASDAQ listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code. The purpose of our compensation committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or make recommendations to our Board regarding, the compensation of our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and approves or makes recommendations to our Board regarding incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of NASDAQ.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Fink, Rossiter and Volpi, with Mr. Volpi serving as Chairman. The composition of our nominating and corporate governance committee meets the requirements for independence under the listing standards of NASDAQ and SEC rules and regulations. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to our Board regarding, nominees for election to our Board and its committees;

•	considers and makes recommendations to our Board regarding the composition of our Board and its committees;

•	reviews and assesses the adequacy of our corporate governance guidelines and recommend any proposed changes to our Board; and

•	evaluates the performance of our Board and of individual directors.

The nominating and corporate governance committee operates under a written charter that satisfies the applicable listing requirements and rules of NASDAQ.

Identifying and Evaluating Director Nominees

The Board has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the Board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in these corporate governance guidelines and the committee’s charter. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board’s approval as director nominees for election to the Board.

In identifying prospective director candidates, the nominating and corporate governance committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, such factors as character, ethics, integrity, judgment, diversity, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of the Company’s business and industry, other commitments and the size and composition of the Board.

Minimum Qualifications

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our Board does not maintain a specific policy with respect to board diversity, our Board believes that our Board should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual Board and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full Board the director nominees for selection.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Secretary at Hortonworks, Inc., 5470 Great America Parkway, Santa Clara, CA 95054, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The Board provides to every stockholder the ability to communicate with the Board, as a whole, the non-employee directors as a group and with individual directors on the Board through an established process for stockholder communication. For a stockholder communication directed to the Board as a whole, stockholders and other interested parties may send such communication to our Secretary at investor@hortonworks.com or via U.S. Mail or Expedited Delivery Service to: Hortonworks, Inc., 5470 Great America Parkway, Santa Clara, CA 95054, Attn: Board of Directors c/o Secretary.

For a stockholder communication directed to the non-employee directors as a group or an individual director in his or her capacity as a member of the Board, stockholders and other interested parties may send such communication to the attention of the non-employee directors as a group, or to the individual director, as the case may be, at investor@hortonworks.com or via U.S. Mail or Expedited Delivery Service to: Hortonworks, Inc., 5470 Great America Parkway, Santa Clara, CA 95054, c/o Secretary.

The Secretary shall review all incoming communications and forward such communications to the appropriate member(s) of the Board. The Secretary will generally not forward communications that are unrelated to the duties and responsibilities of the Board, including communications that the Secretary determines to be primarily commercial in nature, product complaints or inquires, and materials that are patently offensive or otherwise inappropriate.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Deloitte & Touche LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2015, and we are asking you and other stockholders to ratify this appointment.

The audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board determined to submit to stockholders for ratification the appointment of Deloitte & Touche LLP. A majority of the votes properly cast is required in order to ratify the appointment of Deloitte & Touche LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Deloitte & Touche LLP, we will review our future appointment of Deloitte & Touche LLP.

We expect that a representative of Deloitte & Touche LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

In connection with our IPO, we adopted a policy under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. The audit committee pre-approved all services performed since the pre-approval policy was adopted.

Audit Fees

The following table sets forth the fees billed or expected to be billed by Deloitte & Touche LLP for audit, audit-related, tax and all other services rendered for 2014 and 2013 (in thousands):

Fee Category	2014	2013 (1)	2013 (2)
Audit Fees	$2,576	$517	$28
Audit-Related Fees	—	—	—
Tax Fees	81	43	8
All Other Fees	8	—	—

Total Fees	$2,665	$560	$36

(1)	Partial calendar year comprised of eight months ended December 31, 2013.
(2)	Fiscal year ended April 30, 2013.

Audit Fees. Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, services in connection with our registration statement on Form S-1 related to our IPO, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees,” including those associated with audits of our employee benefit plan, and services related to a SOC 2 audit report.

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, which include subscription fees paid for access to online accounting research software applications and data.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

Report of the Audit Committee of the Board of Directors

The information contained in this audit committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act of 1934, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Hortonworks specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the Board. The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of Hortonworks, and the Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NASDAQ rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ.

The audit committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The audit committee has reviewed the company’s consolidated financial statements for 2014 and met with management, as well as with representatives of Deloitte & Touche LLP, the company’s independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of Deloitte & Touche LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the audit committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with members of Deloitte & Touche LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the Board that the company’s audited consolidated financial statements for 2014 be included in its Annual Report on Form 10-K for 2014.

Audit Committee

Kevin Klausmeyer (Chairman)

Peter Fenton

Michelangelo Volpi

EXECUTIVE COMPENSATION

Overview

Our compensation programs are designed to:

•	attract, motivate and retain employees at the executive level who contribute to our long-term success;

•	provide compensation packages to our executives that are competitive, reward the achievement of our business objectives and effectively align their interests with those of our stockholders; and

•	increase the incentive to achieve key strategic performance measures by linking incentive award opportunities to the achievement of performance objectives and by providing a portion of total compensation for executive officers in the form of ownership in the company.

Our compensation committee is primarily responsible for developing and implementing our compensation policies and establishing and approving the compensation for all of our executive officers. The compensation committee oversees our compensation and benefit plans and policies, administers our equity incentive plans and reviews and approves annually all compensation decisions relating to all of our executive officers, including our Chief Executive Officer. The compensation committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself. Our compensation committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions. In fiscal year 2015, the compensation committee engaged Frederic W. Cook & Company as its independent compensation consultant.

Executive Compensation Components

Our executive compensation consists of base salary, cash incentive bonuses, long-term incentive compensation, primarily in the form of stock options, and broad-based benefits programs. We have not adopted any formal guidelines for allocating total compensation between long-term and short-term compensation, cash compensation and non-cash compensation, or among different forms of non-cash compensation. The compensation committee considers a number of factors in setting compensation for our executive officers, including Company performance, as well as the executive’s performance, experience, responsibilities and the compensation of executive officers in similar positions at comparable companies.

Summary Compensation Table—2014

The following table presents summary information regarding the total compensation awarded to, earned by, and paid to each individual who served as our CEO and the two most highly-compensated executive officers (other than the CEO) who were serving as executive officers as of December 31, 2014 for services rendered in all capacities to the company for such year. Note that as a result of changing our fiscal year, to the extent required, we are providing compensation information for our fiscal year ending April 30, 2013, or Fiscal 2013, as well as for our partial year comprised of the eight months ending December 31, 2013, or Partial 2013 Calendar Year. These individuals are our Named Executive Officers for 2014.

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)		Total ($)
Robert Bearden (5) Chief Executive Officer	2014		253,125	—	—	9,981,821	263,752	—		10,498,698
	2013	(1)	166,667	—	—	727,292	166,667	—		1,060,626
	2013	(2)	250,000	—	—	—	183,333	—		433,333
Herbert Cunitz (6) President and Chief Operating Officer	2014		253,125	—	1,148,911	1,022,320	359,385	—		2,783,741
	2013	(1)	166,667	—	—	—	166,667	—		333,334
	2013	(2)	149,258	—	589,715	—	149,258	—		888,231
Scott Davidson (7) Chief Financial Officer	2014		183,333	—	—	2,489,555	206,369	58,274	(8)	2,937,531

(1)	Partial calendar year comprised of eight months ended December 31, 2013.
(2)	Fiscal year ended April 30, 2013.
(3)	The amounts reported represent the aggregate grant-date fair value of the stock options or restricted stock purchases awarded to the named executive officer in Partial 2013 Calendar Year, Fiscal 2013, or Fiscal 2014, calculated in accordance with ASC Topic 718. Such aggregate grant date fair value does not take into account any estimated forfeitures related to service vesting conditions. The assumptions used in calculating the grant date fair value are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
(4)	The amounts reported represent performance-based cash incentives earned by each named executive officer based on the achievement of certain company goals. Additionally, the amount reported for Mr. Davidson includes a one-time discretionary bonus of $50,000 in connection with his work on our IPO.
(5)	Mr. Bearden serves on the Board but is not paid additional compensation for such service.
(6)	We hired Mr. Cunitz in September 2012.
(7)	We hired Mr. Davidson in April 2014.
(8)	This amount reflects $57,133 provided to Mr. Davidson for travel costs from his home in Southern California to our headquarters in Santa Clara, California.

Outstanding Equity Awards at December 31, 2014

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2014.

			Option Awards (1)				Stock Awards (2)
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That have Not Vested ($) (3)
Robert Bearden	6/30/11	(4)	—	—	—	—	164,063	$4,429,701
	2/4/12	(5)(6)	405,555	138,672	$0.54	2/8/22	—	—
	8/19/13	(6)	112,109	224,219	4.76	8/20/23	—	—
	9/12/14	(7)	35,550	1,149,450	14.22	9/11/24	—	—
Herb Cunitz	9/25/12	(8)	—	—	—	—	471,740	12,736,980
	9/12/14	(9)	—	125,000	14.22	9/11/24	—	—
Scott Davidson	4/16/14	(10)(11)	—	433,355	8.46	4/20/24	22,500	607,500
	9/12/14	(11)(12)	—	92,967	14.22	9/11/24	7,032	189,864

(1)	Each stock option was granted pursuant to our 2011 Stock Option and Grant Plan, unless otherwise indicated below. Unless otherwise described in the footnotes below, the stock options are not immediately exercisable. Unless otherwise described in the footnotes below, the shares of our common stock subject to such stock options will vest over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date, and the balance will vest in 36 successive equal monthly installments upon the completion of each additional month of service thereafter.
(2)	Each stock award was either granted pursuant to our 2011 Stock Option and Grant Plan or pursuant to a stand-alone restricted stock purchase agreement, unless indicated otherwise below. Unless specified otherwise, each stock award vests over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date, and the balance will vest in 36 successive equal monthly installments upon the completion of each additional month of service thereafter.
(3)	Amounts calculated using the closing market price of a share of the Company’s common stock as of December 31, 2014, which was $27.00.
(4)	The stock award vests over a four-year period, with 25% of the shares vesting on the grant date and the balance vesting in 48 successive equal monthly installments upon the completion of each month of service thereafter. The award has full vesting acceleration in the event there is a change in control as defined in the restricted stock purchase agreement.
(5)	The shares of stock subject to the option vest over a four-year period, with shares vesting in 48 successive equal monthly installments upon the completion of each month of service following the vesting commencement date. As of December 31, 2014, all of the shares subject to the option are exercisable with exception of 138,672 shares that became exercisable on January 1, 2015.
(6)	The equity award has full vesting acceleration in the event there is a sale event as defined in the 2011 Stock Option and Grant Plan.
(7)	The stock option vests over a five-year period, with 3% of the shares subject to the option vesting at the end of the fourth quarter of 2014; an additional 3% of the shares subject to the option vesting at the end of each quarter in 2015; an additional 5% of the shares subject to the option vesting at the end of each subsequent quarter through the end of 2017, and with an additional 6% of the shares subject to the option vesting at the end of each quarter thereafter; provided Mr. Bearden is continuously providing services to the Company at each such applicable vesting date. Pursuant to his employment agreement, upon termination without cause (as defined in his employment agreement), the stock option will be accelerated as if he completed an additional 12 months of service with the Company. In the event that his employment is terminated by the company without cause or by him due to constructive termination (as defined in the executive agreement) after a change in control, then the equity award will fully accelerate.

(8)	The equity award has full vesting acceleration in the event there is a change in control as defined in the restricted stock agreement.
(9)	Pursuant to his employment agreement, upon termination without cause (as defined in his employment agreement), the equity award will be accelerated as if he completed an additional 6 months of service with the Company. In the event that his employment is terminated by the company without cause or by the executive due to constructive termination (as defined in the executive agreement) after a change in control, then the equity award will fully accelerate.
(10)	Mr. Davidson early exercised the option to purchase 22,500 shares of which all remain unvested as of December 31, 2014.
(11)	Pursuant to his employment agreement, upon termination without cause (as defined in his employment agreement), the equity award will be accelerated as if he completed an additional 12 months of service with the Company. Upon a change in control (as defined in his employment agreement) of the Company, 50% of the unvested shares subject to his equity award will accelerate. In the event that his employment is terminated by the company without cause or by him due to constructive termination (as defined in the executive agreement) after a change in control, then the equity award will fully accelerate.
(12)	Mr. Davidson early exercised the option to purchase 7,032 shares, of which all 7,032 remain unvested as of December 31, 2014.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

We initially entered into offer letters with each of the named executive officers in connection with his employment with the company, and have replaced these offer letters with executive agreements as further described below in connection with our IPO. These agreements set forth the terms and conditions of employment of each named executive officer, including base salary, target annual bonus opportunity and standard employee benefit plan participation. These agreements also contain provisions that provide for certain payments and benefits in the event of a termination of employment, including an involuntary termination of employment following a change in control of the company.

Robert Bearden

On October 30, 2014, we entered into an executive agreement with Mr. Bearden for the position of Chief Executive Officer. The executive agreement provides for his at-will employment and sets forth his base salary and his annual target bonus (which is currently $275,000 and $300,000, respectively), and eligibility for our benefit plans generally.

Involuntary Termination of Employment

In the event that his employment is terminated by the company without cause (as defined in the executive agreement), and subject to delivering a fully effective release of claims, he will be entitled to cash severance equal to 12 months of his then current base salary and prorated target incentive compensation for the quarter (in the case of incentive compensation paid on a quarterly basis) or the year (in the case of incentive compensation paid on an annual basis) in which the termination occurs, payable over 12 months, plus a monthly payment equal to our contribution towards health insurance for 12 months. In addition, except to the extent any equity award granted or purchased prior to September 12, 2014 contains more favorable terms, he will receive 12 months acceleration on all stock options, restricted stock, and other stock based awards held by him. Furthermore, to the extent he enters into a non-competition agreement, he will receive an additional amount of cash severance, health benefits continuation and equity acceleration based on the length of such non-competition period, which will be payable over an additional number of months equal to the non-competition period.

Involuntary Termination of Employment in Connection with a Change in Control

In the event that his employment is terminated by the company without cause or by the executive due to constructive termination (as defined in the executive agreement) after a change in control, then in lieu of the severance described above, and subject to delivering a fully effective release of claims, he will be entitled to a lump sum cash severance payment equal to 12 months of his then current base salary and prorated target incentive compensation for the quarter (in the case of incentive compensation paid on a quarterly basis) or the year (in the case of incentive compensation paid on an annual basis) in which the termination occurs, plus a monthly payment equal to our contribution towards health insurance for 12 months. In addition, all stock options, restricted stock and other stock based awards held by him will immediately accelerate and become fully vested upon such termination. Furthermore, to the extent he enters into a non-competition agreement, he will receive an additional amount of cash severance and health benefits continuation based on the length of such non-competition period.

The payments and benefits provided under his executive agreement in connection with a change in control may not be eligible for a federal income tax deduction for the company pursuant to Section 280G of the Internal Revenue Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Internal Revenue Code. If the payments or benefits payable to him in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Internal Revenue Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.

Herbert Cunitz

On October 30, 2014, we entered into an executive agreement with Mr. Cunitz for the position of President and Chief Operating Officer. The executive agreement provides for his at-will employment and sets forth his base salary and his annual target bonus (which is currently $275,000 and $325,000, respectively) and eligibility for our benefit plans generally.

Involuntary Termination of Employment

In the event that his employment is terminated by the company without cause (as defined in the executive agreement), and subject to delivering a fully effective release of claims, he will be entitled to cash severance equal to six months of his then current base salary and prorated target incentive compensation for the quarter (in the case of incentive compensation paid on a quarterly basis) or the year (in the case of incentive compensation paid on an annual basis) in which the termination occurs, payable over six months, plus a monthly payment equal to our contribution towards health insurance for six months. In addition, except to the extent any equity award granted or purchased prior to September 12, 2014, contains more favorable terms, he will receive six months acceleration on all stock options, restricted stock, and other stock based awards held by him. Furthermore, to the extent he enters into a non-competition agreement, he will receive an additional amount of cash severance, health benefits continuation, and equity acceleration based on the length of such non-competition period, which will be payable over an additional number of months equal to the non-competition period.

Involuntary Termination of Employment in Connection with a Change in Control

In the event that his employment is terminated by the company without cause or by the executive due to constructive termination (as defined in the executive agreement) after a change in control, then in lieu of the severance described above, and subject to delivering a fully effective release of claims, he will be entitled to a lump sum cash severance payment equal to six months of his then current base salary and prorated target incentive compensation for the quarter (in the case of incentive compensation paid on a quarterly basis) or the year (in the case incentive compensation paid on an annual basis) in which the termination occurs, plus a monthly payment equal to our contribution towards health insurance for six months. In addition, all stock options, restricted stock and other stock based awards held by him will immediately accelerate and become fully vested upon such termination. Furthermore, to the extent he enters into a non-competition agreement, he will receive an additional amount of cash severance and health benefits continuation based on the length of such non-competition period.

The payments and benefits provided under his executive agreement in connection with a change in control may not be eligible for a federal income tax deduction for the company pursuant to Section 280G of the Internal Revenue Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Internal Revenue Code. If the payments or benefits payable to him in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Internal Revenue Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.

Scott Davidson

On October 30, 2014, we entered into an executive agreement with Mr. Davidson for the position of Chief Financial Officer. The executive agreement provides for his at-will employment and sets forth his base salary and his annual target bonus (which is currently $300,000 and $250,000) and eligibility for our benefit plans generally. In the event of a change in control of the company, 50% of his unvested and outstanding equity awards will be accelerated.

Involuntary Termination of Employment

In the event that his employment is terminated by the company without cause (as defined in the executive agreement), and subject to delivering a fully effective release of claims, he will be entitled to cash severance equal to twelve months of his then current base salary and prorated target incentive compensation for the quarter (in the case of incentive compensation paid on a quarterly basis) or the year (in the case of incentive compensation paid on an annual basis) in which the termination occurs, payable over twelve months, plus a monthly payment equal to our contribution towards health insurance for twelve months. In addition, except to the extent any equity award granted or purchased prior to September 12, 2014, contains more favorable terms, he will receive twelve months acceleration on all stock options, restricted stock, and other stock based awards held by him. Furthermore, to the extent he enters into a non-competition agreement, he will receive an additional amount of cash severance, health benefits continuation, and equity acceleration based on the length of such non-competition period, which will be payable over an additional number of months equal to the non-competition period.

Involuntary Termination of Employment in Connection with a Change in Control

In the event that his employment is terminated by the company without cause or by the executive due to constructive termination (as defined in the executive agreement) after a change in control, then in lieu of the severance described above, and subject to delivering a fully effective release of claims, he will be entitled to a lump sum cash severance payment equal to twelve months of his then current base salary and prorated target incentive compensation for the quarter (in the case of incentive compensation paid on a quarterly basis) or the year (in the case incentive compensation paid on an annual basis) in which the termination occurs, plus a monthly payment equal to our contribution towards health insurance for twelve months. In addition, all stock options, restricted stock and other stock based awards held by him will immediately accelerate and become fully vested upon such termination. Furthermore, to the extent he enters into a non-competition agreement, he will receive an additional amount of cash severance and health benefits continuation based on the length of such non-competition period.

The payments and benefits provided under his executive agreement in connection with a change in control may not be eligible for a federal income tax deduction for the company pursuant to Section 280G of the Internal Revenue Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Internal Revenue Code. If the payments or benefits payable to him in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Internal Revenue Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.

Equity Compensation Plan Information

The table below presents information as of December 31, 2014 for our equity compensation plans approved by our stockholders. We do not have any equity compensation plans that have not been approved by our stockholders.

Plan Category	(a) Number of common stock to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights (1)	(c) Number of shares of common stock remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by stockholders (2)	14,010,144	$8.04	9,018,632
Equity compensation plans not approved by stockholders	—	—	—
Total	14,010,144	$8.04	9,018,632

(1)	The weighted-average exercise price is calculated based solely on outstanding stock options. It does not reflect the shares that will be issued in connection with the settlement of restricted stock units, since restricted stock units have no exercise price.
(2)	Includes our 2014 Stock Option and Grant Plan (“2014 Plan”) and our 2014 Employee Stock Purchase Plan (“ESPP”). Our 2014 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2015, by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. Our ESPP provides that the number of shares reserved and available for issuance will automatically increase each January 1, beginning on January 1, 2015, by the lesser of 1,000,000 shares of our common stock, 1% of the outstanding number of shares of our common stock on the immediately preceding December 31, or such lesser number of shares as determined by our compensation committee. On January 1, 2015, the number of shares available for issuance under our 2014 Plan and our ESPP increased by 2,136,240 shares and 427,248 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to applicable annual Code limits. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Non-Employee Director Compensation

In September 2014, our Board adopted a policy with respect to the compensation payable to our non-employee directors, which became effective upon our IPO. Under this policy, each non-employee director will be eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards. Our non-employee directors will receive the following annual cash retainers for their service:

Position	Retainer
Board Member	$30,000
Audit Committee Chair	15,000
Compensation Committee Chair or Nominating and Corporate Governance Committee Chair	10,000
Audit Committee Member other than Chair	7,500
Compensation Committee Member other than Chair or Nominating and Corporate Governance Committee Member other than Chair	5,000

Our policy provides that on the date of each annual meeting of stockholders, each non-employee continuing director will be granted an annual award of restricted stock units having a fair market value of $150,000. Our policy also provided a one-time grant upon the closing of our IPO to each non-employee director of restricted stock units having a fair market value of $150,000 based on the closing trading price on our IPO date. The award of restricted stock units granted will fully vest on the anniversary of the first grant date, in each case, subject to continued service as a director through the vesting date. In addition, such awards are subject to full accelerated vesting upon the sale of the company.

The annual cash retainer will commence in 2015.

The following table presents the total compensation for each person who served as a non-employee member of our Board during 2014. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other non-employee members of our Board in 2014. Directors who are also our employees receive no additional compensation for their service as a director. During 2013 and 2014, Mr. Bearden was an employee. See “Executive Compensation- Summary Compensation Table – 2014” above for more information about his compensation.

Director Compensation—2014

Name	Stock Awards ($) (1)(2)	Option Awards (3)		Total
Paul Cormier, Peter Fenton, Martin Fink, Jay Rossiter, Mike Volpi (4)	$150,000	—		$150,000
Kevin Klausmeyer (5)	$150,000	$614,922	(6)	$764,922

(1)	The amount reported represents the aggregate grant date fair value of the stock awards awarded to the director in fiscal 2014, calculated in accordance with ASC Topic 718. Such aggregate grant date fair value does not take into account any estimated forfeiture related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock awards reported in this column are set forth in the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
(2)	Each restricted stock unit award was granted pursuant to our 2014 Stock Option and Incentive Plan. Unless specified otherwise, each restricted stock unit award will fully vest on the first anniversary of the grant date, in each case, subject to continued service as a director through the vesting date.

(3)	The amount reported represents the aggregate grant date fair value of the stock options awarded to the director in fiscal 2014, calculated in accordance with ASC Topic 718. Such aggregate grant date fair value does not take into account any estimated forfeiture related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
(4)	As of December 31, 2014, Mr. Cormier held 22,500 options to purchase shares of our common stock and 9,375 restricted stock units and Messrs. Fenton, Fink, Rossiter and Volpi each held 9,375 restricted stock units.
(5)	As of December 31, 2014, Mr. Klausmeyer held 96,226 options to purchase shares of our common stock and 9,375 restricted stock units.
(6)	The stock option was granted pursuant to our 2011 Stock Option and Grant Plan. The stock option vests in 48 equal monthly installments over a four-year period beginning on August 6, 2014, upon the completion of each additional month of service thereafter. The option grant agreement provides for full vesting acceleration in the event of a change in control.

Compensation Risk Assessment

We believe that our executive compensation programs do not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on our company.

Insider Trading Policy and Rule 10b5-1 Sales Plans

We have an insider trading policy that prohibits our officers, directors and certain other persons from engaging in, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to the company’s common stock. Our insider trading policy permits our officers, directors and employees to enter into trading plans complying with Rule 10b5-1 under the Exchange Act.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Peter Fenton, chair of our compensation committee, is affiliated with Benchmark. In March 2014, we sold shares of our Series D preferred stock to entities affiliated with Benchmark. All purchasers of our Series D preferred stock, including entities affiliated with Benchmark, are parties to our investors’ rights agreement and are entitled to specified registration rights thereunder. We have described this transaction in more detail under “Related Party Transactions.”

Additionally, certain of our existing stockholders, including entities associated with Benchmark, purchased shares of common stock in our IPO at the IPO price.

Report of the Compensation Committee of the Board of Directors

The information contained in this compensation committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Hortonworks specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed the section captioned “Executive Compensation” with management. Based on such review and discussions, the compensation committee recommended to the Board that this “Executive Compensation” section be included in this proxy statement for the year ended December 31, 2014.

Compensation Committee

Peter Fenton (Chairman)

Paul Cormier

Kevin Klausmeyer

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 28, 2015:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than five percent of any class of our voting securities.

We have determined beneficial ownership in accordance with the rules of the SEC, and therefore it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options and restricted stock units outstanding as of February 28, 2015 that were exercisable or issuable or will become exercisable or issuable within 60 days of February 28, 2015 to be outstanding and to be beneficially owned by the person holding the option or restricted stock unit for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of our common stock before this offering on shares of our common stock outstanding as of February 28, 2015.

	Shares Beneficially Owned
	Number	Percentage
Named Executive Officers and Directors:
Robert Bearden (1)	2,360,831	5.4%
Herbert Cunitz (2)	877,693	2.0%
Scott Davidson (3)	137,870	*
Paul Cormier (4)	101,041	*
Peter Fenton (5)	6,633,200	15.4%
Martin Fink	—	*
Kevin Klausmeyer (6)	16,037	*
Jay Rossiter	—	*
Michelangelo Volpi (7)	3,426,975	8.0%
All directors and executive officers as a group (12 persons) (8)	14,378,163	32.8%
Other 5% or Greater Stockholders:
Entities affiliated with Benchmark 9)	6,633,200	15.4%
Yahoo! (10)	7,572,174	16.2%
Entities affiliated with Index Ventures (11)	3,426,975	8.0%
Teradata (12)	2,895,742	6.7%
Entities affiliated with Passport Capital (13)	3,414,620	7.9%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)	Consists of (i) 1,718,382 shares held of record by Robert Gene Bearden Jr. Grantor Retained Annuity Trust, in which Mr. Bearden shares voting and dispositive power, (ii) 191,617 shares held of record and (iii) 450,832 shares subject to outstanding options which are exercisable within 60 days of February 28, 2015.

(2)	Consists of 877,693 shares held of record by Herbert D. Cunitz and Laura J. Cunitz, Trustees of the Herbert D. Cunitz Trust dated March 17, 2000, in which Mr. Cunitz shares voting and dispositive power.
(3)	Consists of (i) 29,532 shares held of record by the Scott and Taryn Davidson Family Trust dated April 4, 2006 and (ii) 108,338 shares subject to outstanding options which are exercisable within 60 days of February 28, 2015.
(4)	Consists of (i) 91,666 shares held of record and (ii) 9,375 shares subject to outstanding options which are exercisable within 60 days of February 28, 2015.
(5)	Consists of shares listed in footnote 10 below which are held of record by Benchmark Capital Partners VI, L.P. and Benchmark Capital Partners VII, L.P. Mr. Fenton is a managing member of Benchmark Capital Management Co. VI, L.L.C., the general partner of Benchmark Capital Partners VI, L.P. and of Benchmark Capital Management Co. VII, L.L.C., the general partner of Benchmark Capital Partners VII, L.P., and, therefore, may be deemed to hold voting and dispositive power over the shares held by Benchmark Capital Partners VI, L.P. and Benchmark Capital Partners VII, L.P.
(6)	Consists of 16,037 shares subject to outstanding options exercisable within 60 days of February 28, 2015.
(7)	Mr. Volpi is a partner within the Index Ventures group. Advisors within the Index Ventures group provide advice to Index Ventures IV (Jersey), L.P., Index Ventures IV Parallel Entrepreneur Fund (Jersey), L.P., Index Ventures V (Jersey), L.P., Index Ventures V Parallel Entrepreneur Fund (Jersey), L.P. and Yucca (Jersey) SLP (the “Index Funds”). Mr. Volpi is involved in making recommendations to the Index Funds, but does not hold voting or dispositive power over the shares held by the Index Funds.
(8)	Consists of (i) 13,595,665 shares held of record by our current directors and executive officers and (ii) 782,498 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of February 28, 2015.
(9)	Consists of (i) 296,397 shares held of record by Benchmark Capital Partners VI, L.P., or BCP VI, for itself and as nominee for Benchmark Founders’ Fund VI, L.P., or BFF VI, Benchmark Founders’ Fund VI-B, L.P., or BFF VI-B, and related individuals and (ii) 6,336,803 shares held of record by Benchmark Capital Partners VII, L.P, or BCP VII, for itself and as nominee for Benchmark Founders’ Fund VII, L.P., or BFF VII, Benchmark Founders’ Fund VII-B, L.P., or BFF VII-B. Benchmark Capital Management Co. VI, L.L.C., or BCMC VI, is the general partner of each of BCP VI, BFF VI and BFF VI-B. Benchmark Capital Management Co. VII, L.L.C., or BCMC VII, is the general partner of BCP VII, BFF VII and BFF VII-B. Mr. Fenton, Alexandre Balkanski, Matthew R. Cohler, Bruce W. Dunlevie, J. William Gurley, Kevin R. Harvey, Robert C. Kagle, Steven M. Spurlock, and Mitchell H. Lasky are the managing members of BCMC VI and, therefore, may be deemed to hold voting and dispositive power over the shares held by BCP VI. Mr. Fenton, Matthew R. Cohler, Bruce W. Dunlevie, J. William Gurley, Kevin R. Harvey, Robert C. Kagle, Steven M. Spurlock, and Mitchell H. Lasky are the managing members of BCMC VII and, therefore, may be deemed to hold voting and dispositive power over the shares held by BCP VII. The address for these entities is 2965 Woodside Road, Woodside, CA 94062.
(10)	Consists of (i) 3,845,806 shares held of record and (ii) 3,726,368 shares subject to outstanding warrants which became exercisable upon the completion of our IPO. The address for Yahoo! is 701 First Avenue, Sunnyvale, CA 94089. Yahoo! is a public company listed on the NASDAQ Global Select Market.
(11)

Consists of (i) 1,552,425 shares held of record by Index Ventures IV (Jersey), L.P., (ii) 147,355 shares held of record by Index Ventures IV Parallel Entrepreneur Fund (Jersey), L.P., (iii) 1,678,475 shares held of record by Index Ventures V (Jersey), L.P., (iv) 13,596 shares held of record by Index Ventures V Parallel Entrepreneur Fund (Jersey), L.P. and (v) 35,124 shares held of record by Yucca (Jersey) SLP. Index Ventures Associates IV Limited, or IVA IV, is the general partner of Index Ventures IV (Jersey), L.P. and Index Ventures IV Parallel Entrepreneur Fund (Jersey), L.P. Index Ventures Associates V Limited, or IVA V, is the general partner of Index Ventures V (Jersey), L.P. and Index Ventures V Parallel Entrepreneur Fund (Jersey), L.P. Yucca (Jersey) SLP is a co-investment vehicle that is contractually required to mirror the Index Funds’ investment. Bernard Dallé, David Hall, Paul Willing, Phil Balderson and Sinéad Meehan are the members of the board of directors of IVA IV and IVA V and may be deemed to have shared voting, investment and dispositive power with respect to the shares held by these entities. Advisors within the Index Ventures group provide advice to the Index Funds but do not have any voting, investment and dispositive power with respect to the shares held by these entities. Mr. Volpi, who is a member of our Board, is a partner within the Index Ventures group. The principal address of the Index Funds and Yucca (Jersey) SLP is Ogier House, The Esplanade, St Helier, Jersey JE4 9WG, Channel Islands.
(12)	Consists of 2,895,742 shares held of record. The address for Teradata is 10000 Innovation Drive, Dayton, OH 45342. Teradata is a public company listed on the New York Stock Exchange.
(13)	Consists of 3,414,620 shares held of record by certain funds, or the Passport Funds, managed by Passport Capital, LLC, or Passport. Under the terms of the relevant investment management agreements, Passport has the right to dispose of and vote the shares held by the Passport Fund. John H. Burbank III is the sole managing member of Passport. As a result, each of Passport and Mr. Burbank may be deemed to hold voting and dispositive power over the shares held by the Passport Funds.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock (the “Reporting Persons”), to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. The Reporting Persons are required by SEC regulations to furnish us with copies of all such reports.

Based solely on our review of the copies of any Section 16(a) forms received by us or written representations from the Reporting Persons, we believe that with respect to the fiscal year ended December 31, 2014, all Reporting Persons complied with all applicable filing requirements, except that, inadvertently, a late Form 3 was filed on behalf of Scott Reasoner to report his initial beneficial ownership as a Section 16 officer of the Company.

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than the transactions discussed below and the compensation agreements, equity compensation policies, grants of certain equity awards and other arrangements which are discussed above in “Compensation,” in 2014, there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Participation in our IPO

Certain of our existing stockholders, including entities associated with Benchmark and Index Ventures each of which is an affiliate of a member of our Board, purchased an aggregate of approximately 200,000 shares of common stock in our IPO at the IPO price. The underwriters received the same discount from shares of our common stock purchased by such stockholders as they did from other shares of our common stock sold to the public in our IPO.

Series D Preferred Stock Financing

In March and July 2014, certain of our existing stockholders, including Hewlett-Packard Company, Yahoo and entities associated with Benchmark and Index Ventures, each of which is an affiliate of a member of our Board, and Teradata, which each hold more than give percent of our outstanding capital stock, purchased an aggregate of 12,308,100 shares of our Series D preferred stock at a purchase price of approximately $12.19 per share for an aggregate purchase price of $150.0 million. Shares of our Series D preferred stock converted into common stock on a one-for-two basis.

Investors’ Rights Agreement

On November 25, 2014, we entered into an Amended and Restated Investors’ Rights Agreement, or IRA, with certain holders of our common stock, including Yahoo!, Hewlett-Packard Company, entities affiliated with Benchmark and Index Ventures, each of which is an affiliate of a member of our Board, and Teradata, which each hold more than five percent of our outstanding capital stock. Holders of our common stock who are party to the IRA are entitled to rights with respect to the registration of their shares.

Yahoo! June 2014 Warrant

In June 2014, as consideration for the amendment of the rights held by Yahoo! under Section 2.11 of the IRA to approve an acquisition of Hortonworks, which removed a competitor of Yahoo! from the list of companies over which Yahoo! has such blocking rights, we issued a warrant to Yahoo! giving it the right to purchase a number of shares of our common stock equal to 1% of the sum of (i) 45,585,496 plus (ii) the number of shares of Series D preferred stock or shares of such stock issuable upon exercise of warrants to purchase such stock (on an as converted to common stock basis) sold by us commencing on the date of the warrant and ending immediately prior to the occurrence of our IPO. As of February 28, 2015, this warrant represented the right to purchase 476,368 shares of our common stock. The exercise price of the warrant is $8.46 per share.

Third-Party Stock Sales

In October 2014, certain of our employees, including Robert Bearden, our Chief Executive Officer and a member of our Board, and Shaun Connolly, our Vice President, Corporate Strategy, sold an aggregate of 500,000 shares of our common stock to certain third parties for $20.00 per share, or an aggregate purchase price of $10,000,000. Mr. Bearden sold an aggregate of 150,000 shares of our common stock to certain holders of our capital stock, including entities affiliated with Index Ventures for $20.00 per share, or an aggregate purchase price of $3,000,000. Mr. Connolly sold an aggregate of 75,000 shares for $20.00 per share, or an aggregate purchase price of $1,500,000.

Repurchase of Common Stock and Termination of Promissory Notes with Officers

In October 2014, our Board approved the repurchase of an aggregate of 154,310 shares of our common stock from certain of our employees, including Herb Cunitz, our President, and Greg Pavlik, our Vice President of Engineering, for $19.76 per share for a total purchase price of approximately $3.0 million. We refer to this transaction as the “2014 Stock Repurchase.”

In connection with the 2014 Stock Repurchase, we repurchased 90,838 shares of our common stock from Mr. Cunitz, for an aggregate purchase price of approximately $1.8 million. We paid the purchase price payable to Mr. Cunitz through the cancellation of approximately $1.8 million of the outstanding principal and accrued but unpaid interest due from Mr. Cunitz to us under the terms of two promissory notes, dated October 2012 and February 2014, issued by Mr. Cunitz to us in the original principal amounts of $1,380,176 and $1,857,683, respectively. Upon the completion of the stock repurchase from Mr. Cunitz, the entirety of the debts owed by Mr. Cunitz to us under the promissory notes was automatically cancelled and deemed paid and satisfied in full.

In addition, in connection with the 2014 Stock Repurchase, we repurchased 14,219 shares of our common stock from Mr. Pavlik, for an aggregate purchase price of approximately $0.3 million. We paid the purchase price payable to Mr. Pavlik through the cancellation of approximately $0.3 million of the outstanding principal and accrued but unpaid interest due from Mr. Pavlik to us under the terms of a promissory note, dated May 2012, issued by Mr. Pavlik to us in the original principal amount of $277,361. Upon the completion of the stock repurchase from Mr. Pavlik, the entirety of the debt owed by Mr. Pavlik to us under the promissory note was automatically cancelled and deemed paid and satisfied in full.

Other Transactions

We have granted stock options and other equity awards to our executive officers and certain of our directors. See the sections titled “Executive Compensation – Outstanding Equity Awards at Fiscal Year-End – 2014” and “Executive Compensation – Director Compensation Table – 2014” for a description of these options and equity awards.

We have entered into arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits.

We believe the terms of the transactions described above were comparable to terms we could have obtained in arms’-length dealings with unrelated third parties.

Indemnification of Officers and Directors

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL (“DGCL”); or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our certificate of incorporation, bylaws, and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers or affiliated entities, be insured or indemnified against certain liabilities incurred in their capacity as members of our Board. In our indemnification agreements with these non-employee directors, we have agreed that our indemnification obligations are primary to any such other indemnification arrangements.

The underwriting agreement provides for indemnification by the underwriters of us and our officers, directors and employees for certain liabilities arising under the Securities Act, or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Procedures for Approval of Related Party Transactions

The audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions. In September 2014, we adopted formal standards, policies and procedures governing the review and approval of related party transactions, effective upon the effectiveness of the registration statement related to our IPO. The entities affiliated with certain of our directors that purchased shares in our IPO indicated an interest in participating in our IPO, and we disclosed these indications, prior to the effectiveness of these policies and procedures. As their purchases were consistent with the previously disclosed indications of interest, our audit committee did not separately approve these transactions.

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. The advance notice requirements for the Annual Meeting, which is the first annual meeting following the IPO of our common stock, are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth above not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.

Our amended and restated bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at Hortonworks, Inc., 5470 Great America Parkway, Santa Clara, California 95054, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. Since our Annual Meeting is being held on May 13, 2015, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than January 13, 2016 and no later than February 12, 2016, in order to be raised at our 2016 annual meeting of stockholders. However, the amended and restated bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2016 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 31, 2015. Such proposals must be delivered to our Secretary, c/o Hortonworks, Inc., 5470 Great America Parkway, Santa Clara, California 95054.

PROXY	Please mark your votes like this	☐
The Board of Directors recommends you vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2:

1.	To elect the following Class I Director Nominees

01	Robert Bearden	FOR	WITHHOLD	FOR ALL
02	Kevin Klausmeyer	ALL	ALL	EXCEPT
		☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

2.	To ratify the appointment of Deloitte & Touche LLP as Hortonworks’ independent registered public accounting firm for the fiscal year ending December 31, 2015.

☐  FOR     ☐  AGAINST    ☐  ABSTAIN

NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here (see reverse for instructions).	☐

Please indicate if you plan to attend this meeting	YES ☐ NO ☐

This proxy, when properly executed, will be voted in the manner directed by you. If you do not give any direction, the proxy will be voted (i) “FOR” the election of each of the nominees for director; (ii) “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and (iii) in the discretion of the proxies upon such other matters as may properly come before the 2015 Annual Meeting.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	, 2015.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

☐ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ☐

As a stockholder of Hortonworks, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 12, 2015.

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone: Call 1-800-690-6903		Vote Your Proxy by mail:
Go to www.proxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HORTONWORKS, INC.

The undersigned hereby appoints Robert Bearden and Scott Davidson as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote all the shares of common stock of Hortonworks, Inc. (the “Company”) standing in the name of the undersigned on April 3, 2015, with all powers which the undersigned would possess if present at the 2015 Annual Meeting of Stockholders of the Company to be held on May 13, 2015 or at any adjournment, continuation or postponement thereof. Receipt of the Proxy Statement for the 2015 Annual Meeting of Stockholders and the 2014 Annual Report is hereby acknowledged.

In order for your vote to be submitted by this proxy, you must (i) properly complete the telephone or Internet voting instructions no later than 11:59 P. M. Eastern Time on May 12, 2015 or (ii) properly complete and return this proxy card so your vote is received prior to the vote at the 2015 Annual Meeting of Stockholders of the Company. Submitting your proxy by mail, via the Internet or by telephone will not affect your right to vote in person should you decide to attend the 2015 Annual Meeting of Stockholders of the Company.

Address Change /

Comments

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be marked, dated and signed, on the other side)

☐  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ☐

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be held May 13, 2015

The Proxy Statement and our 2014 Annual Report

are available at www.proxyvote.com